                                                         (MAIN INVESTMENTS LOGO)

                                Man-AHL 130, LLC

                                Account Statement
                              3/1/2009 to 3/31/2009
                                   (Unaudited)

MAN-AHL 130, LLC

                                 STATEMENT OF CHANGES IN CAPITAL ACCOUNT
Beginning of Period Net Asset Value                                                        33,485,800.74
Capital Additions this Period                                                                 235,000.00
Capital Withdrawals this Period                                                              (156,280.77)
   Net Income (Loss) for the Period                                                        (1,756,264.46)
                                                                                           -------------
   End of Period Net Asset Value (3/31/2009)                                               31,808,255.51
                                                                                           -------------
   Rate of Return for the Period Class A Series 1                                 -5.32%
   Rate of Return for the Period Class A Series 2                                 -5.22%
   Rate of Return for the Period Class B Series 1                                 -5.24%
   Rate of Return for the Period Class B Series 2                                 -5.15%
                                   INVESTOR STATEMENT OF INCOME (LOSS)
Income
      Gain (Loss) on Trading of Commodity Futures and Forwards:
         Realized Gain (Loss) on Closed Futures and Forwards                                 (954,989.94)
         Change in Unrealized Gain (Loss) on Open Futures and Forwards                       (649,209.35)
      Gain (Loss) From Investments in Other Partnerships                                      (57,392.08)
      Change in Accrued Commissions                                                            (8,190.42)
      Miscellaneous Income                                                                        853.29
      Interest Income                                                                           8,618.17
                                                                                           -------------
               Total Income                                                                (1,660,309.70)
                                                                                           -------------
Expenses
      Miscellaneous Fee Expense                                                                  (510.95)
      Management Fee                                                                          (73,857.58)
      Incentive Fee                                                                                 0.00
      Other Expenses                                                                         (119,982.72)
      (Waiver)                                                                                 98,396.49
                                                                                           -------------
               Total Expenses                                                                 (95,954.76)
                                                                                           -------------
               Net Income                                                                  (1,756,264.46)
                                                                                           -------------
                          STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)
Beginning of Period Net Asset Value (3/1/2009)                                             33,485,800.77
Capital Contributions this Period                                                             235,000.00
Capital Redeemed this Period                                                                 (156,280.77)
Current Period Net Income (Loss)                                                           (1,756,800.74)
                                                                                           -------------
            End of Period Net Asset Value Value (3/31/2009)                                31,808,255.51
                                                                                           -------------
            End of Period Net Asset Value Per Unit Class A Series 1 (3/31/2009)                   131.50

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
            End of Period Net Asset Value Per Unit Class A Series 2 (3/31/2009)                   134.39
            End of Period Net Asset Value Per Unit Class B Series 1 (3/31/2009)                   131.94
            End of Period Net Asset Value Per Unit Class B Series 2 (3/31/2009)                   134.84

To the best of my knowledge and belief, the information contained in the above report is accurate and complete.


/s/ Rhowena Blank

Rhowena Blank,
Vice President and Head of
Accounting and Operations,
Man Investments (USA) Corp
Commodity Pool Operator of Man
AHL-130, LLC